December 16, 2003


Board of Directors
Osage Federal MHC
Osage Federal Financial, Inc.
Osage Federal Savings & Loan Association of Pawhuska
239 East Main Street
Pawhuska, OK  74056


Dear Board Members:

All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Stock Issuance, as amended (the "Plan") adopted by the Board of Directors of Osage Federal Financial, Inc., a federal mutual holding company. As part of the Plan, Osage Federal Financial, Inc. (the "Company") will issue 30.00% of its outstanding common stock to the public. The remaining 70.00% of the stock will be owned by Osage Federal MHC.

We understand that in accordance with the Plan, subscription rights to purchase shares of the Common Stock are to be issued to (i) Eligible Account Holders;
(ii) Tax-Qualified Employee Stock Benefit Plans; (iii) Supplemental Eligible Account Holders; and (iv) other members who do not otherwise qualify as Eligible or Supplemental Account Holder together collectively referred to as the "Recipients." Based solely on our observation that the subscription rights will be available to such Recipients without cost, will be legally non-transferable and of short duration, and will afford the Recipients the right only to purchase shares of Common Stock at the same price as will be paid by members of the general public in the Community Offering, if any, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the belief that:

         (1) the subscription rights will have no ascertainable market value; and

         (2) the price at which the subscription rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.

Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Company's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of Common Stock in the Reorganization will thereafter be able to buy or sell such shares at the same price paid in the Subscription Offering.


                                                     Very truly yours,


                                                     /s/FinPro, Inc.

                                                     FinPro, Inc.